Exhibit 5.1

March 16, 2005

Telecomm Sales Network, Inc.
c/o Skye Source, Inc.
8621 Gleneagles Drive
Raleigh, North Carolina 27613

RE:	Telecomm Sales Network, Inc. (the “Company”)
Registration Statement on Form SB-2 for
2,056,000 Shares of Common Stock

To Whom it May Concern:

At your request, we have examined the Registration Statement on Form SB-2 filed by Telecomm Sales Network, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about March 16, 2005 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of Two Million Fifty-Six Thousand (2,056,000) shares (the “Shares”), all of which are to be sold or distributed by selling security holders.

In rendering this opinion, we have examined the following:

•	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

•	the minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in the Company’s minute books; and

•	the Company’s stock transfer ledger stating the number of the Company’s issued and outstanding shares of capital stock as of March 16, 2005.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same other than the Company. We have also assumed that the certificates representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from records and documents referred to above. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

This opinion opines upon Delaware law, including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws.

Based upon the foregoing, it is our opinion that the Shares to be sold or distributed by the selling security holders pursuant to the Registration Statement, have been validly issued, and are fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and related Prospectus and any amendments thereto. This opinion speaks only as of its date and we assume no obligation to update this opinion should circumstances change after the date hereof. This opinion is intended solely for use in connection with the issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

/s/ Daniels Daniels & Verdonik, P.A.